UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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Post Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2006
Dear Shareholder:
      We cordially invite you to attend the 2006 Annual Meeting of Shareholders of Post Properties, Inc. to be held on Thursday, May 18, 2006, at 9:00 a.m. local time at The Lyceum, 201 S. Washington Street, Alexandria, Virginia 22314.
      The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the Proxy Statement.
      Please date, sign, and return your proxy card in the enclosed envelope or vote by telephone or over the Internet to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy, voted by telephone or voted over the Internet.
      On behalf of your board of directors, thank you for your continued support and interest in Post Properties, Inc.

Sincerely,

Robert C. Goddard, III
Chairman of the Board

POST PROPERTIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2006
       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Post Properties, Inc. will be held at The Lyceum, 201 S. Washington Street, Alexandria, Virginia 22314, on Thursday, May 18, 2006, at 9:00 a.m. local time, for the following purposes:

(1) To elect ten directors for a one-year term;

(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2006;

(3) To act upon a shareholder proposal described in this Proxy Statement; and

(4) To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
      Only the holders of record of common stock of Post Properties at the close of business on March 27, 2006 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment or postponement of the meeting. A list of shareholders as of the close of business on March 27, 2006 will be available at the Annual Meeting of Shareholders for examination by any shareholder, his agent or his attorney.
      Your attention is directed to the Proxy Statement provided with this Notice.

By Order of the Board of Directors,

Sherry W. Cohen
Executive Vice President
and Corporate Secretary
Atlanta, Georgia
April 7, 2006
Your vote is important. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope, which does not require any postage if mailed in the United States. You also may vote your shares over the Internet or by telephone as described on your proxy card. If you attend the meeting, you may revoke the proxy and vote your shares in person.

POST PROPERTIES, INC.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2006
GENERAL INFORMATION
      Our 2006 Annual Meeting of Shareholders will be held on Thursday, May 18, 2006, at The Lyceum, 201 S. Washington Street, Alexandria, Virginia 22314, beginning promptly at 9:00 a.m. local time. The enclosed form of proxy is solicited by our board of directors. We anticipate that this Proxy Statement and the accompanying proxy card will first be mailed to holders of our common stock on or about April 7, 2006.
Why am I receiving this Proxy Statement and proxy card?
You are receiving a Proxy Statement and proxy card from us because you own shares of our common stock. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.
When you sign the proxy card, you appoint David P. Stockert and Sherry W. Cohen as your representatives at the meeting. Mr. Stockert and Ms. Cohen will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card, vote by telephone or vote over the Internet in advance of the meeting just in case your plans change.
If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Stockert and Ms. Cohen will vote your shares, under your proxy, in their discretion.
What is the record date?
The record date is set for March 27, 2006. Only holders of record of common stock as of the close of business on this date will be entitled to vote at the annual meeting.
How many shares are outstanding?
As of the record date, we had 42,725,865 shares of common stock outstanding in addition to 919,068 outstanding partnership units in Post Apartment Homes, L.P., which are exchangeable for shares of common stock on a one-for-one basis. Only shares of common stock outstanding as of the record date will be eligible to vote at the annual meeting.
What am I voting on?
You are being asked to vote on the following:

•	the election of ten directors for a one-year term,

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2006, and

•	a shareholder proposal, if properly presented at the meeting.
No cumulative voting rights are authorized and dissenters’ rights are not applicable to the matters being voted upon.
How do I vote?
If you are a registered shareholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•	over the Internet at the web address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner),

•	by telephone through the number shown on your proxy card,

•	by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope, or

•	by attending the annual meeting and voting in person.
Please follow the directions on your proxy card carefully.
Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?
If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends on the voting processes of the broker, bank or other nominee.
What if I return my proxy card but do not provide voting instructions?
If you return a signed proxy card but do not provide voting instructions, your shares will be voted for the ten named director nominees, for the ratification of the independent registered public accountants and against the shareholder proposal.
Can all shareholders vote in person at the annual meeting?
We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a broker, bank or other nominee, you must bring with you a legal proxy from your broker, bank or other nominee authorizing you to vote such shares in order to vote at the meeting.
What does it mean if I receive more than one proxy card?
It means that you have multiple accounts with the transfer agent and/or with a broker, bank or other nominee. Please vote all of the shares you own.

What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	voting again over the Internet or by telephone prior to 11:59 p.m., eastern time, on May 17, 2006,

•	signing another proxy with a later date,

•	voting in person at the annual meeting, or

•	giving written notice to the Corporate Secretary of Post Properties.
How many votes do you need to hold the meeting?
In order for us to conduct the annual meeting, we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be present at the meeting. Your shares will be counted as present at the annual meeting if you:

•	vote over the Internet or by telephone,

•	properly submit a proxy (even if you do not provide voting instructions), or

•	attend the annual meeting and vote in person.
Will my shares be voted if I do not sign and return my proxy card, vote over the Internet or vote by telephone?
If you are a registered shareholder, meaning that your shares are registered in your name, and you do not vote by using the Internet, by telephone or by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for consideration in this Proxy Statement, unless you attend the Annual Meeting and vote in person.
If your shares are held in “street name” through a broker, bank or other nominee and you do not vote your shares, your broker, bank or other nominee may vote your shares on your behalf under certain circumstances.
On certain “routine” matters, such as the election of directors and the ratification of the independent registered public accountants as described in this Proxy Statement, brokerage firms have authority under New York Stock Exchange (or NYSE) rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.
On “non-routine” matters, such as the shareholder proposal described in this Proxy Statement, the brokerage firm cannot vote the shares on that proposal if it has not received voting instructions from the shareholder. Therefore, if you do not vote your proxy, your shares will not be voted on non-routine matters. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for a beneficial owner’s shares, but does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting.
How are votes counted?
For “Proposal 1 — Election of Directors,” you may vote for all nominees, withhold from all nominees or withhold from individual nominees. For “Proposal 2 — Ratification of the Appointment of the Independent Registered Public Accountants” and “Proposal 3 — Shareholder Proposal” you may vote for, against or abstain from each proposal. If you just sign your proxy card with no further instructions, your shares will be counted as a vote for each director nominee, for the ratification of the appointment of the independent registered public accountants and against the shareholder proposal.
What if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have no effect on the outcome of the vote.
How many votes are needed to elect directors?
Directors are elected by a plurality vote. As a result, the ten director nominees receiving the highest number of for votes will be elected as directors.
In 2006, we adopted a Policy on Majority Voting that is included as Appendix A to this Proxy Statement. The policy sets forth our procedures if a nominee is elected, but receives a majority of withheld votes. In an uncontested election, any nominee for director who receives a greater number of votes withheld from his or her election than votes for such election is required, within five days, to tender his or her resignation. Our Nominating and Corporate Governance Committee is required to make a recommendation to the board of directors with respect to the resignation. The board of directors is required to take action with respect to this recommendation and to disclose its decision-making process. The policy is more fully described under the caption “Corporate Governance — Policy on Majority Voting.”
How many votes are needed to approve the proposals to ratify the appointment of the independent registered public accountants and adopt the shareholder proposal?
Under Georgia law, for the proposals to pass the for votes cast at the annual meeting must exceed the against votes cast at the annual meeting.
What happens if a director nominee is unable to stand for election?
The board of directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted for the substitute nominee. Proxies cannot be voted for more than ten director nominees at this year’s annual meeting.
Where can I find the voting results of the meeting?
We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2006. We will file that report with the Securities and Exchange Commission (or SEC), and you can get a copy from:

•	our website at www.postproperties.com by clicking on the Corporate Information link, followed by the Investor Info link and then the SEC Filings link,

•	the SEC’s website at www.sec.gov,

•	the SEC at (800) SEC-0330, or

•	our Corporate Secretary at Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057.
Who will pay for the costs of soliciting proxies?
We will bear the costs of soliciting proxies. In an effort to have as large a representation at the meeting as possible, one or more of our employees, in certain instances, may personally make special solicitations of proxies either by telephone or mail. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our common stock. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mail, by telephone or by personal calls. The anticipated cost of the services of Innisfree M&A Incorporated is $6,500 plus expenses.
How can I obtain a copy of the 2005 annual report to shareholders and the 2005 annual report on Form 10-K?
Our annual report to shareholders for the year ended December 31, 2005, which includes our Form 10-K for the year ended December 31, 2005, accompanies this Proxy Statement. However, the annual report forms no part of the material for the solicitation of proxies.
Each of these reports may be accessed through our website at www.postproperties.com by clicking on the Corporate Information link, followed by the Investor Info link and then the SEC Filings link. In addition, our Form 10-K is available from the SEC’s website at www.sec.gov. At the written request of any common shareholder who owns common stock as of the close of business on the record date, we will provide, without charge, additional copies of our 2005 annual report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible shareholders, we will provide copies of the exhibits for a reasonable fee. Requests for copies of our annual report on Form 10-K should be mailed to:

Post Properties, Inc.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
Attention: Corporate Secretary

PROPOSAL 1 — ELECTION OF DIRECTORS
      Our bylaws provide that at least three and no more than fifteen directors shall constitute the full board of directors. Currently, our board of directors consists of ten members. Nine of the nominees have served as directors since our last annual meeting. Stella F. Thayer was appointed to our board on September 29, 2005. Ms. Thayer was recommended to our Nominating and Corporate Governance Committee by Charles E. Rice, one of our non-employee directors. Each director is elected annually to serve until the next meeting and until their respective successor is elected.
      Upon the recommendation of our independent Nominating and Corporate Governance Committee, the board of directors has nominated Robert C. Goddard, III, David P. Stockert, Herschel M. Bloom, Douglas Crocker II, Walter M. Deriso, Jr., Russell R. French, Nicholas B. Paumgarten, Charles E. Rice, Stella F. Thayer and Ronald de Waal to stand for election at the annual meeting.
      The following list sets forth the names of the nominees for director and contains certain biographical information, including a brief description of principal occupation and business experience during at least the past five years, directorships of companies presently held, and certain other information. This information has been furnished by the respective individuals.
Nominees for Election
      Robert C. Goddard, III has been a director of Post Properties since May 2002 and Chairman of the Board since February 2003. Since July 2000, Mr. Goddard has been Chairman and Chief Executive Officer of Goddard Investment Group, LLC, a commercial real estate investment firm focusing in the Atlanta, Dallas, Houston, Denver and Miami markets. From 1988 to December 2000, Mr. Goddard served as Chairman and Chief Executive Officer of the NAI/ Brannen Goddard Company, a real estate firm. Mr. Goddard is 51 years old.
      David P. Stockert has been a director of Post Properties since May 2002. Since July 2002, Mr. Stockert has been President and Chief Executive Officer of Post Properties. From January 2001 to June 2002, Mr. Stockert served as Post Properties’ President and Chief Operating Officer. From July 1999 to October 2000, Mr. Stockert was Executive Vice President of Duke Realty Corporation, a publicly traded real estate company. From June 1995 to July 1999, Mr. Stockert was Senior Vice President and Chief Financial Officer of Weeks Corporation, also a publicly traded real estate company that was a predecessor by merger to Duke Realty Corporation. Mr. Stockert is 43 years old.
      Herschel M. Bloom has been a director of Post Properties since May 1994. Mr. Bloom is currently, and has been for more than five years, a partner in the law firm of King & Spalding LLP. Mr. Bloom is also a director of Russell Corporation. Mr. Bloom is 63 years old.
      Douglas Crocker II has been a director of Post Properties since May 2004. From 1993 until 2002, Mr. Crocker served as Trustee, President and Chief Executive Officer of Equity Residential, a real estate investment trust focusing on apartment communities. He served as Vice Chairman of the Board of Trustees of Equity Residential from January 2003 through May 2003. In addition to serving on a number of nonprofit boards, Mr. Crocker also is a director of Wellsford Real Properties, Inc., Ventas, Inc., Acadia Realty Trust and Reckson Associates Realty Group. Mr. Crocker is 65 years old.
      Walter M. Deriso, Jr. has been a director of Post Properties since May 2004. From 1997 to February 2005, Mr. Deriso served as Vice Chairman of Synovus Financial Corp., a diversified financial services company. Mr. Deriso has held various positions with Synovus since 1991. Mr. Deriso serves as Chairman of the Board of Security Bank and Trust Company of Albany, a subsidiary of Synovus. Mr. Deriso is 59 years old.

      Russell R. French has been a director of Post Properties since July 1993. Mr. French is currently, and has been for more than five years, a member of Moseley & Co. III. In addition, Mr. French has been a member of MKFJ-IV, LLC since 1998 and a member of Moseley & Co. V, LLC since 2000. Each of Moseley & Co. III, MKFJ-IV, LLC and Moseley & Co. V, LLC is the general partner of a venture capital fund. Mr. French is 60 years old.
      Nicholas B. Paumgarten has been a director of Post Properties since November 2003. Mr. Paumgarten is currently the Chairman of Corsair Capital, a venture capital fund. From 1992 until March 15, 2006, Mr. Paumgarten was a Managing Director at J.P. Morgan Chase & Co., a commercial and investment banking firm, where he led a number of divisions, including the Financial Institutions Group, the Mergers & Acquisitions Group for the Americas and the Financial Institutions Group for Emerging Markets. He was also Chairman of J.P. Morgan Corsair II Capital Partners, L.P. until March 15, 2006. Mr. Paumgarten is a director of E.W. Scripps Company and CompuCredit Corporation. Mr. Paumgarten is 60 years old.
      Charles E. Rice has been a director of Post Properties since 1997. Since January 2001, Mr. Rice has been Chairman of Mayport Venture Partners LLC, a venture capital firm. From December 1998 until January 2001, Mr. Rice served as Vice Chairman of Corporate Development of Bank of America. Mr. Rice served as the Chairman of NationsBank, Inc. (currently Bank of America, Inc.) from January 1998 to October 1998. Mr. Rice served as the Chief Executive Officer of Barnett Banks, Inc. from 1979 until January 1998 and as the Chairman of the Board of Barnett Banks, Inc. from 1984 until January 1998. He is also a director of CSX Corporation and a member of the Florida Council of 100. Mr. Rice is 70 years old.
      Stella F. Thayer has been a director of Post Properties since September 2005. Ms. Thayer is currently, and has been for more than five years, an attorney and shareholder of the law firm of Macfarlane Ferguson & McMullen. She is also the President and a director of Tampa Bay Downs, Inc., a member of the Florida Council of 100, on the Board of Trustees of Tampa General Hospital Foundation and the University of South Florida Foundation and on the Board of Advisors of Columbia Law School. Ms. Thayer is 65 years old.
      Ronald de Waal has been a director of Post Properties since May 2000. Since 1983, Mr. de Waal has been Chairman of the Board of We International b.v., a Netherlands corporation, which operates fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany and France. Mr. de Waal is also a director of Saks Incorporated. Mr. de Waal is 54 years old.
      The board of directors recommends a vote FOR the ten director nominees.

CORPORATE GOVERNANCE
Committees of the Board of Directors
      Audit Committee. The Audit Committee currently consists of Messrs. Deriso, French and Rice and Ms. Thayer. Mr. Paumgarten served on the committee until May 2005, and Ms. Thayer joined the committee in December 2005. The board of directors has determined that Mr. French, the committee chairman, qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2005, the committee held seven meetings. The committee chairman also held other meetings with management and/or our independent registered public accounting firm during the year.
      The Audit Committee is responsible for, among other things:

•	directly appointing, retaining, evaluating, compensating and terminating our independent registered public accounting firm,

•	discussing with our independent registered public accounting firm their independence from management,

•	reviewing with our independent registered public accounting firm the scope and results of their audit,

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm,

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC, and

•	reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls.
      Executive Compensation and Management Development Committee. The Executive Compensation and Management Development Committee currently consists of Messrs. Deriso, French and Rice and Ms. Thayer. Ms. Thayer joined the committee in December 2005. Mr. Rice serves as chairman. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2005, the committee held four meetings.
      The Executive Compensation and Management Development Committee is responsible for, among other things:

•	annually reviewing and approving our goals and objectives for executive compensation,

•	annually reviewing and approving for the senior executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites,

•	reviewing and approving employment agreements, severance arrangements and change of control agreements for the senior executive officers, as appropriate,

•	making recommendations and reports to the board of directors concerning matters of executive compensation,

•	administering our executive incentive plans, and

•	reviewing compensation plans, programs and policies.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Messrs. Crocker, Goddard, Paumgarten and Rice. Mr. Paumgarten serves as chairman. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2005, the committee held four meetings. The committee chairman also held other meetings with management and/or our outside advisors during the year.
      The Nominating and Corporate Governance Committee is responsible for, among other things:

•	selecting potential candidates to be nominated for election to the board of directors,

•	recommending potential candidates for election to the board of directors,

•	reviewing corporate governance matters, and

•	making recommendations to the board of directors concerning the structure and membership of board committees.
      Strategic Planning and Investment Committee. The Strategic Planning and Investment Committee consists of Messrs. Bloom, Crocker, Goddard and de Waal. Mr. de Waal currently serves as chairman. During 2005, the committee held seven meetings.
      The Strategic Planning and Investment Committee is responsible for, among other things:

•	developing a multi-year strategic business plan with our Chief Executive Officer and other executive officers and reviewing such plan annually,

•	evaluating and overseeing development, dispositions, acquisitions and certain investments on behalf of the company, and

•	reviewing and recommending board approval of certain types of transactions on behalf of the company and its subsidiaries.
      The charters of each of the Audit Committee, the Executive Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Strategic Planning and Investment Committee may be accessed on our website at www.postproperties.com by clicking on the Corporate Information link, followed by the Investor Info link and then the Corporate Governance link, and is available in print upon request from our Corporate Secretary.
      Codes of Business Conduct and Ethics. We have a Code of Business Conduct, which is applicable to all directors and employees, including our executive and financial officers. There is a separate Code of Ethics for Senior Executive and Financial Officers. The Code of Business Conduct and the Code of Ethics for Senior Executive and Financial Officers are available on our company website at the internet address listed above and in print upon request from our Corporate Secretary.
Selection of Director Nominees
      General Criteria and Process. In identifying and evaluating director candidates, the Nominating and Corporate Governance Committee does not set specific criteria for directors. Under its committee charter, the committee is responsible for determining desired board skills and attributes and must consider personal and professional integrity, ability, judgment and other factors deemed appropriate. As expressed in our Corporate Governance Guidelines, we generally believe that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. Directors also must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the board for an extended period of time. The committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.
      Shareholder Nominations. We have not adopted a specific policy regarding consideration of director nominees from shareholders. Shareholders who wish to recommend nominees for consideration by the Nominating and Corporate Governance Committee may submit their nominations in writing to our Corporate Secretary at the address provided in this Proxy Statement. The committee may consider such shareholder recommendations when it evaluates and recommends nominees to the board of directors for submission to the shareholders at each annual meeting. In addition, shareholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a shareholder is eligible to submit a shareholder nomination if the shareholder is (1) of record based on the record date for determining shareholders entitled to vote at the annual meeting and (2) of record on the date the shareholder gives notice of the nomination to us. The shareholder also must provide timely notice of the nomination to us. To be timely, the shareholder must provide advance notice not less than 90 nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date.
Policy on Majority Voting
      In 2006, we adopted a Policy on Majority Voting that is included as Appendix A to this Proxy Statement. Pursuant to this policy, in an uncontested election of directors, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation and, within 45 days following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the board concerning the acceptance or rejection of the resignation.
      In determining its recommendation to the board, the Nominating and Corporate Governance Committee will consider all factors deemed relevant, including:

•	the stated reason or reasons why shareholders who cast withhold votes for the director did so,

•	the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the audit committee in such capacity), and

•	whether the director’s resignation from the board would be in Post Properties’ best interests and the best interests of our shareholders.

      The Nominating and Corporate Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Nominating and Corporate Governance Committee deem appropriate, including:

•	acceptance of the resignation,

•	rejection of the resignation, or

•	rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Corporate Governance Committee to have substantially resulted in the withheld votes.
      Under the policy, the board will take formal action on the recommendation no later than 75 days following the date of the shareholders’ meeting. In considering the recommendation, the board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and any additional information, factors and alternatives as the board deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the board’s decision within four business days after the decision is made. The board will also provide a full explanation of the process by which the decision was made and, if applicable, the board’s reason or reasons for rejecting the tendered resignation.
Director Independence
      As part of our Corporate Governance Guidelines, we have established director independence standards, a copy of which is attached hereto as Appendix B, and the full text of the Corporate Governance Guidelines can be found on our website at www.postproperties.com by clicking on the Corporate Information link, followed by the Investor Info link and then the Corporate Governance link. Our Corporate Governance Guidelines may also be obtained upon request from our Corporate Secretary. These independence standards meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations, the NYSE listing standards and the Internal Revenue Code.
      As required by the Corporate Governance Guidelines, the board of directors reviewed and analyzed the independence of each director and director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the board and its committees. During this review, the board examined whether there were any transactions and/or relationships between directors or their affiliates and the company and the substance of any such transactions or relationships.
      As a result of this review, the board of directors affirmatively determined that all directors are independent for purposes of serving on the board, except for Mr. Stockert. The board further determined that all members of the Audit Committee, Executive Compensation and Management Development Committee, Nominating and Corporate Governance Committee and Strategic Planning and Investment Committee are independent. However, there are no independence requirements for the Strategic Planning and Investment Committee. Mr. Stockert is not considered independent because he is an executive officer of the company. In concluding that Mr. Bloom is independent, the board considered the relationships described under “Certain Relationships and Related Party Transactions,” and determined that these relationships were immaterial and would not influence Mr. Bloom’s exercise of independent judgment as a director.

Meetings of the Board of Directors
      During 2005, our board of directors held five meetings. All directors attended 100% of all board and committee meetings. Directors are encouraged, but not required, to attend the annual shareholders meeting. All directors who were directors at the time of the 2005 annual shareholders meeting attended the meeting.
Director Compensation
      We pay our non-employee directors fees for their services as directors. Our directors receive:

•	an annual retainer of $25,000 for each non-employee director,

•	a board meeting attendance fee of $1,500 per meeting for each non-employee director,

•	a committee meeting attendance fee of $1,000 per meeting for each non-employee director,

•	an additional annual retainer for the Audit Committee chairman of $7,500,

•	an additional annual retainer of $2,500 for the chairmen of the Executive Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Strategic Planning and Investment Committee,

•	an annual grant of options to purchase 2,500 shares of common stock at an exercise price equal to 100% of the closing price of the common stock on the NYSE on the grant date to each non-employee director who has served on the board of directors for more than one year, as of December 31 of such year, with such shares vesting one-third each year over a three-year period beginning on the grant date,

•	an annual grant of the number of shares of restricted stock equal to $15,000 divided by the closing price of the common stock on the NYSE on the grant date to each non-employee director who has served on the board of directors for more than one year, as of December 31 of such year, with such shares vesting one-third each year over a three-year period beginning on the grant date, and

•	on the date of each new non-employee director’s initial appointment to the board of directors, a grant of (1) options to purchase 5,000 shares of common stock at an exercise price equal to 100% of the closing price of the common stock on the NYSE on the grant date and (2) the number of shares of restricted stock equal to $7,500 divided by the closing price of the common stock on the NYSE on the grant date, with both the stock options and restricted stock vesting one-third each year over a three-year period beginning on the grant date.
      Pursuant to this compensation structure, on December 31, 2005, Messrs. Bloom, Crocker, Deriso, French, Paumgarten, Rice and de Waal each received a grant of options to purchase 2,500 shares of common stock and a grant of 375 shares of restricted stock, with both grants having three-year vesting periods. On September 29, 2005, pursuant to Ms. Thayer’s initial election to the board of directors, she received a grant of options to purchase 5,000 shares of common stock and a grant of 200 shares of restricted stock, with each grant having three-year vesting periods.
      In lieu of the foregoing, the non-executive chairman of our board of directors receives an annual retainer of $100,000. The Executive Compensation and Management Development Committee will annually consider granting Mr. Goddard additional stock options and restricted stock in accordance with the following target levels based on Mr. Goddard’s performance: (1) options to purchase 50,000 shares of common stock and (2) restricted stock awards with a value of $200,000. Pursuant to this compensation structure, in each of January 2005 and January 2006, Mr. Goddard received a stock option grant to purchase 50,000 shares of common stock at an exercise price equal to the closing price on the grant date and a restricted stock grant of shares equal to $200,000 in value on the grant date. The January 2005 and January 2006 stock option and restricted stock grants vest over three years.
      The compensation paid to our non-employee directors relating to their service in 2005 is as follows.

		Board and
	Annual Board	Committee			Securities
	and Committee	Meeting	Total Cash	Restricted Stock	Underlying
Director	Retainer($)	Fees($)	Compensation($)	Awards($)	Options(#)

Herschel M. Bloom	25,000	14,500	39,500	15,000	2,500
Douglas Crocker II	25,000	18,500	43,500	15,000	2,500
Walter M. Deriso, Jr.	25,000	18,500	43,500	15,000	2,500
Russell R. French	32,500	22,500	55,000	15,000	2,500
Robert C. Goddard, III	100,000	—	100,000	200,000	50,000
Nicholas B. Paumgarten	27,500	19,500	47,000	15,000	2,500
Charles E. Rice	27,500	25,500	53,000	15,000	2,500
Stella F. Thayer	6,250	1,500	7,750	7,500	5,000
Ronald de Waal	27,500	14,500	42,000	15,000	2,500
      Non-employee directors may elect to defer all or a part of their retainer and meeting fees under the company’s deferred compensation plan. Under the plan, the company issues a number of shares equal in value to the fees deferred by the non-employee directors into a rabbi trust organized in connection with the plan. Directors have the right to vote the shares held in the trust. Each of our non-employee directors participated in our deferred compensation plan in 2005.
      All directors may make contributions and purchase shares under the company’s employee stock purchase plan. Messrs. Crocker, Deriso, French, Goddard and Stockert participated in our employee stock purchase plan in 2005.
      Our non-employee directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending all board and committee meetings.
Mandatory Retirement for Directors
      No director may stand for election or reelection after the director’s 72nd birthday.
Shareholder Communications with the Board of Directors
      The board of directors has adopted a policy and process to facilitate shareholder communications with our directors as a group and our non-management directors as a group. Shareholders who wish to communicate directly with the board of directors may do so by writing to Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057, Attn: Corporate Secretary, or by sending electronic mail to directors@postproperties.com. The Corporate Secretary will forward all shareholder communications to directors.

COMMON STOCK OWNERSHIP BY MANAGEMENT
AND PRINCIPAL SHAREHOLDERS
      The following table sets forth the beneficial ownership of shares of common stock as of March 1, 2006 for:

•	our directors and director nominees,

•	our Chief Executive Officer and each of our four other most highly compensated executive officers (collectively the “Named Executive Officers”),

•	our directors, director nominees and executive officers as a group, and

•	each shareholder that holds more than a 5% interest in our outstanding common stock.
      Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power.

	Number		Number of
	of Shares		Exercisable		Percent of
Name of Beneficial Owner(1)	Owned		Options(2)	Total	Class(3)

Directors, Director Nominees and Executive Officers:
Herschel M. Bloom	13,822		18,747	32,569	*
Douglas Crocker II	8,879	(4)	1,666	10,545	*
Walter M. Deriso, Jr.	4,561		1,666	6,227	*
Russell R. French	20,283		18,747	39,030	*
Robert C. Goddard, III	119,763	(5)	90,321	210,084	*
Nicholas B. Paumgarten	1,311		4,165	5,476	*
Charles E. Rice	24,985		20,248	45,233	*
Stella F. Thayer	394		—	394	*
Ronald de Waal	610,895	(6)	8,725	619,620	1.5%
David P. Stockert	130,576	(7)	340,998	471,574	1.1%
Thomas D. Senkbeil	48,652		102,666	151,318	*
Thomas L. Wilkes	66,525		147,150	213,675	*
Christopher J. Papa	15,750		—	15,750	*
Sherry W. Cohen	19,131	(8)	128,933	148,064	*
All directors, director nominees and executive officers as a group (15 persons)	1,092,527		887,365	1,979,892	4.6%
Five Percent Shareholders:
Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and related persons(9)	2,547,842		—	2,547,842	6.1%
Security Capital Research & Management Inc.(10)	4,654,353		—	4,654,353	11.1%
Morgan Stanley(11)	2,554,474		—	2,554,474	6.1%
David O’Connor and Charles Fitzgerald, the managing members of High Rise Capital Advisors, L.L.C., and related persons(12)	2,358,711		—	2,358,711	5.6%
JPMorgan Chase & Co.(13)	2,477,779		—	2,477,779	5.9%

*	Less than 1%

(1)	Under Securities and Exchange Commission rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Includes options that become exercisable on or before April 30, 2006.

(3)	Based on an aggregate of 42,038,144 shares of common stock issued and outstanding as of March 1, 2006. Assumes that all options beneficially owned by the person are exercised for shares of common stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised for shares of common stock.

(4)	Includes 650 shares of common stock beneficially owned indirectly through a supplemental retirement plan.

(5)	Includes 7,000 shares of common stock deemed beneficially owned by Mr. Goddard through GIG REIT Fund #1 and 12,000 shares of common stock deemed beneficially owned by Mr. Goddard through the Goddard Foundation.

(6)	Includes 578,300 shares of common stock deemed beneficially owned by Mr. de Waal through his control of certain corporations.

(7)	Includes 12,280 shares of common stock held by Mr. Stockert’s spouse.

(8)	Includes 400 shares of common stock held by Ms. Cohen’s spouse.

(9)	Based solely upon information provided in a Schedule 13-G/ A filed with the SEC on February 13, 2006. Represents shares of common stock beneficially owned by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Houlihan Rovers SA that are deemed to form a “group” for Schedule 13G reporting purposes. The business address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The principal address for Houlihan Rovers SA is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act, and holds a 50% interest in Houlihan Rover SA, an investment advisor registered under Section 203 of the Investment Advisers Act.

The sole and shared voting or dispositive power for each beneficial owner is as follows:

	Sole	Shared	Sole	Shared
Beneficial Owner	Voting Power	Voting Power	Dispositive Power	Dispositive Power

Cohen & Steers, Inc.	2,240,243	24,810	2,523,032	24,810
Cohen & Steers Capital Management, Inc.	2,240,243	—	2,523,032	—
Houlihan Rovers SA	24,810	—	24,810	—

(10)	Based solely upon information provided in a Schedule 13-G/ A filed with the SEC on February 15, 2006. Security Capital Research & Management Inc. has sole voting power with respect to 2,736,783 shares of common stock and sole dispositive power with respect to 4,654,353 shares of common stock. The business address of Security Capital Research & Management Inc. is 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603.

(11)	Based solely upon information provided in a Schedule 13-G/ A filed with the SEC on February 15, 2006. Morgan Stanley is filing solely in its capacity as the parent company of, and indirect beneficial owner of common stock held by, Morgan Stanley Investment Management Inc. (“MSIM”). Morgan Stanley owns beneficially and indirectly 2,554,474 shares of common stock, of which it has sole voting and dispositive power with respect to 1,717,279 shares and shared voting and dispositive power with respect to 260 shares. MSIM beneficially owns 2,393,965 shares of common stock, of which it has sole voting and dispositive power with respect to 1,614,125 shares. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036. MSIM’s address is 1221 Avenue of the Americas, New York, New York 10020.

(12)	Based solely upon information provided in a Schedule 13-G/ A filed with the SEC on February 13, 2006. Represents shares of common stock beneficially owned by High Rise Partners II, L.P. (“High Rise”), High Rise Institutional Partners, L.P. (“High Rise Institutional”), Cedar Bridge Realty Fund, L.P. (“Cedar Bridge Realty”), Cedar Bridge Institutional Fund, L.P. (“Cedar Bridge Institutional”), High Rise Capital Advisors, L.L.C. (“High Rise Advisors”), Bridge Realty Advisors, L.L.C. (“Bridge Realty Advisors”), High Rise Capital Management, L.P. (“High Rise Management”), DPO Management GP L.L.C. (“DPO Management”), David O’Connor (“O’Connor”) and Charles Fitzgerald (“Fitzgerald”), that are deemed to form a “group” for Schedule 13G reporting purposes. The business address of the beneficial owners is 535 Madison Avenue, 26th Floor, New York, New York 10022.

Each of High Rise and High Rise Institutional are private investment partnerships, the sole general partner of which is High Rise Advisors. As the sole general partner, High Rise Advisors has the power to vote and dispose of the securities owned by each of High Rise and High Rise Institutional and, accordingly, may be deemed the “beneficial owner” of such securities. The managing members of High Rise Advisors are O’Connor and Fitzgerald.

Each of Cedar Bridge Realty and Cedar Bridge Institutional are private investment partnerships, the sole general partner of which is Bridge Realty Advisors. As the sole general partner, Bridge Realty Advisors has the power to vote and dispose of the securities owned by each of Cedar Bridge Realty and Cedar Bridge Institutional and, accordingly, may be deemed the “beneficial owner” of such securities. The managing member of Bridge Realty Advisors is High Rise Advisors. The managing members of High Rise Advisors are O’Connor and Fitzgerald.

Under an investment advisory contract, High Rise Management has the power to vote and dispose of the securities held for certain managed accounts and, accordingly, may be deemed to beneficially own such securities. O’Connor and Fitzgerald share investment management duties. The general partner of High Rise Management is DPO Management, of which O’Connor is managing member.

The sole and shared voting or dispositive power for each beneficial owner is as follows:

	Sole	Shared
Beneficial Owner	Voting/Dispositive	Voting/Dispositive

High Rise Partners II, L.P.	—	997,212
High Rise Institutional Partners, L.P.	—	694,842
Cedar Bridge Realty Fund, L.P.	—	311,037
Cedar Bridge Institutional Fund, L.P.	—	185,838
High Rise Capital Advisors, L.L.C	—	2,188,929
Bridge Realty Advisors, L.L.C	—	496,875
High Rise Capital Management, L.P.	—	168,782
DPO Management GP, L.L.C	—	168,782
David O’Connor	1,000	2,357,711
Charles Fitzgerald	—	2,357,711

(13)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 10, 2006. JPMorgan Chase & Co. and its subsidiaries JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., Bank One Trust Co., N.A. and JPMorgan Investment Advisors Inc. JPMorgan Chase & Co. owns beneficially 2,477,779 shares of common stock, of which it has sole voting power with respect to 1,486,164 shares, shares voting power with respect to 2,400 shares, sole dispositive power with respect to 2,365,179 shares and shared dispositive power with respect to 40,185 shares. The address for JPMorgan Chase & Co. is 270 Park Ave, New York, New York 10017.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth certain information concerning the compensation paid to our Named Executive Officers for the last three fiscal years.

							Long-Term Compensation
	Annual Compensation
							Restricted	Securities
					Other		Stock	Underlying	LTIP	All
					Annual		Awards	Options	Payouts	Other
Name and Principal Position	Year	Salary($)	Bonus($)		Compensation($)		($)(1)	(#)(2)	($)(3)	Compensation($)(4)

David P. Stockert	2005	380,000	250,000		107,200	(5)	200,000	60,000	45,000	7,774
President and Chief	2004	375,000	170,000		107,200	(5)	175,000	50,000	—	6,212
Executive Officer	2003	375,000	150,000		107,200	(5)	1,100,000	225,000	—	5,932
Thomas D. Senkbeil(6)	2005	355,000	225,000		7,200		175,000	50,000	—	8,997
Executive Vice President and	2004	350,000	160,000		7,200		125,000	50,000	—	7,037
Chief Investment Officer	2003	204,167	187,500	(7)	—		852,500	195,000	—	1,324
Thomas L. Wilkes	2005	320,000	175,000		47,200	(8)	150,000	30,000	40,500	8,097
Executive Vice President and	2004	315,000	125,000		47,200	(8)	85,000	25,000	—	6,518
President — Post Apartment	2003	315,000	90,000		47,200	(8)	550,000	130,000	—	6,398
Management
Christopher J. Papa(6)	2005	300,000	175,000		7,200		275,000	30,000	—	6,947
Executive Vice President and	2004	275,000	125,000		49,536	(10)	100,000	25,000	—	5,778
Chief Financial Officer	2003	22,917	95,000	(9)	2,895	(10)	100,000	50,000	—	—
Sherry W. Cohen	2005	255,000	135,000		7,200		100,000	17,500	13,500	8,266
Executive Vice President and	2004	245,000	95,000		7,200		62,500	12,500	—	6,517
Corporate Secretary	2003	235,000	70,000		7,200		330,000	105,000	—	6,397

(1)	Includes both restricted shares granted to the Named Executive Officers in the year set forth and restricted shares granted for meeting certain performance goals during the year set forth, but granted in the following year.

The table below shows the total number of shares awarded during the last three years and the vesting schedule for any restricted stock award reported in the Summary Compensation Table. Dividends are paid on all shares of restricted stock.

		Restricted		Closing Price of
		Stock Award		Stock on Date
Name	Year	(# of Shares)	Grant Date	of Grant($)	Vesting Schedule

David P. Stockert	2005	4,981	1/18/06	40.15	One-third on each of 12/31/06, 12/31/07 and 12/31/08.
	2004	5,380	1/18/05	32.53	One-third on each of 12/31/05, 12/31/06 and 12/31/07.
	2003	3,574	1/20/04	27.98	One-third on each of 12/31/04, 12/31/05 and 12/31/06.
	2003	38,358	7/17/03	26.07	One-eighth on each of 7/17/04, 7/17/05, 7/17/06, 7/17/07, 7/17/08, 7/17/09, 7/17/10 and 7/17/11.

		Restricted		Closing Price of
		Stock Award		Stock on Date
Name	Year	(# of Shares)	Grant Date	of Grant($)	Vesting Schedule

Thomas D. Senkbeil	2005	4,359	1/18/06	40.15	One-third on each of 12/31/06, 12/31/07 and 12/31/08.
	2004	3,843	1/18/05	32.53	One-third on each of 12/31/05, 12/31/06 and 12/31/07.
	2003	1,876	1/20/04	27.98	One-third on each of 12/31/04, 12/31/05 and 12/31/06.
	2003	29,873	6/3/03	26.78	One-eighth on each of 6/2/04, 6/2/05, 6/2/06, 6/2/07, 6/2/08, 6/2/09, 6/2/10 and 6/2/11.
Thomas L. Wilkes	2005	3,736	1/18/06	40.15	One-third on each of 12/31/06, 12/31/07 and 12/31/08.
	2004	2,613	1/18/05	32.53	One-third on each of 12/31/05, 12/31/06 and 12/31/07.
	2003	1,787	1/20/04	27.98	One-third on each of 12/31/04, 12/31/05 and 12/31/06.
	2003	19,179	7/17/03	26.07	One-eighth on each of 7/17/04, 7/17/05, 7/17/06, 7/17/07, 7/17/08, 7/17/09, 7/17/10 and 7/17/11.
Christopher J. Papa	2005	3,736	1/18/06	40.15	One-third on each of 12/31/06, 12/31/07 and 12/31/08.
	2005	3,113	1/18/06	40.15	One-fifth on each of 12/31/06, 12/31/07, 12/31/08, 12/31/09 and 12/31/10.
	2004	3,074	1/18/05	32.53	One-third on each of 12/31/05, 12/31/06 and 12/31/07.
	2003	3,450	12/01/03	28.99	One-fifth on each of 12/01/04, 12/01/05, 12/01/06, 12/01/07 and 12/01/08.
Sherry W. Cohen	2005	2,491	1/18/06	40.15	One-third on each of 12/31/06, 12/31/07 and 12/31/08.
	2004	1,921	1/18/05	32.53	One-third on each of 12/31/05, 12/31/06 and 12/31/07.

		Restricted		Closing Price of
		Stock Award		Stock on Date
Name	Year	(# of Shares)	Grant Date	of Grant($)	Vesting Schedule

	2003	1,072	1/20/04	27.98	One-third on each of 12/31/04, 12/31/05 and 12/31/06.
	2003	11,507	7/17/03	26.07	One-eighth on each of 7/17/04, 7/17/05, 7/17/06, 7/17/07, 7/17/08, 7/17/09, 7/17/10 and 7/17/11.

The aggregate number and value of unvested shares of restricted stock held by each Named Executive Officer as of January 18, 2006, the most recent date upon which shares of restricted stock were granted, were as follows:

		Dollar Value of Aggregate
	Aggregate Number of Shares	Restricted Stock
Name	of Restricted Stock(#)	Holdings($)*

David P. Stockert	38,530	1,546,980
Thomas D. Senkbeil	29,952	1,202,573
Thomas L. Wilkes	20,459	821,429
Christopher J. Papa	10,969	440,405
Sherry W. Cohen	12,761	512,354

*	Values are based on the closing price of our common stock of $40.15 on the New York Stock Exchange on January 18, 2006.

(2)	Represents options granted to the Named Executive Officers for performance during the applicable fiscal year, even if granted the following fiscal year. Options granted for fiscal year 2005 include a stock-settled stock appreciation right (“SAR”) feature as part of the option grant. Pursuant to the SAR feature, the option holder has the choice of receiving the net appreciation of the underlying option in net shares of our common stock in lieu of exercising the option.

(3)	Represents awards paid under our shareholder value plan, as described under the caption “Report on Executive Compensation — Shareholder Value Plan,” to the Named Executive Officers for achieving shareholder return targets for the three-year performance period ended on December 31, 2005. Bonuses were paid to eligible executive officers at 90% of the target award.

(4)	“All Other Compensation” for 2005 consists of:

•	matching contributions to the company-sponsored 401(k) plan for each Named Executive Officer, and

•	amounts paid by us for term life and disability insurance coverage for each Named Executive Officer.

The following table shows the amount of each category of “All Other Compensation” received by each Named Executive Officer:

		Term Life and
	401(k) Matching	Disability Insurance
Name	Contribution($)	Premiums($)

David P. Stockert	5,250	2,524
Thomas D. Senkbeil	5,250	3,747
Thomas L. Wilkes	5,250	2,847
Christopher J. Papa	5,250	1,697
Sherry W. Cohen	5,250	3,016

(5)	“Other Annual Compensation” for Mr. Stockert for 2005, 2004 and 2003 includes forgiveness of indebtedness in the amount of $100,000 in each year.

(6)	Mr. Senkbeil’s employment with us began in June 2003, and Mr. Papa’s employment with us began in December 2003.

(7)	Includes $100,000 paid as a signing bonus under Mr. Senkbeil’s employment agreement.

(8)	“Other Annual Compensation” for Mr. Wilkes for 2005, 2004 and 2003 includes forgiveness of indebtedness in the amount of $40,000 in each year.

(9)	Represents the signing bonus under Mr. Papa’s employment agreement.

(10)	“Other Annual Compensation” for Mr. Papa includes relocation expenses of $42,336 in 2004 and $2,295 in 2003.
Option Grants Table
      The following table sets forth all options to acquire shares of our common stock granted to the Named Executive Officers for the fiscal year ended December 31, 2005.

	Individual Grants(1)

		Percent of			Potential Realizable Value
	Number of	Total Options			at Assumed Annual Rates
	Securities	Granted to			of Stock Price Appreciation
	Underlying	Employees in	Exercise or		for Option Term(3)
	Options	Fiscal	Base Price	Expiration
Name	Granted(#)(2)	Year(%)	($/Share)	Date	5%($)	10%($)

David P. Stockert	60,000	25.0	40.15	1/18/2016	1,515,007	3,839,326
Thomas D. Senkbeil	50,000	20.8	40.15	1/18/2016	1,262,506	3,199,438
Thomas L. Wilkes	30,000	12.5	40.15	1/18/2016	757,504	1,919,663
Christopher J. Papa	30,000	12.5	40.15	1/18/2016	757,504	1,919,663
Sherry W. Cohen	17,500	7.3	40.15	1/18/2016	441,877	1,119,803

(1)	Although the option grants were made on January 18, 2006, they relate to performance for the fiscal year ended December 31, 2005.

(2)	Options listed include a stock-settled SAR feature as part of the option grant. Pursuant to the SAR feature, the option holder has the choice of receiving the net appreciation of the underlying option in net shares of our common stock in lieu of exercising the option. Options listed are exercisable one-third annually beginning January 18, 2007.

(3)	The amounts shown only represent assumed rates of appreciation. They are not intended to forecast future appreciation. Actual gains, if any, on stock option exercises will depend upon future performance of our stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise. In addition, these amounts do not take into consideration certain terms of the options, such as nontransferability, vesting requirements or termination following a termination of employment.

Fiscal Year-End Option Value Table
      The following table sets forth certain information with respect to stock options exercised by our Named Executive Officers during 2005. It also sets forth certain information with respect to the number of unexercised options and the value of unexercised in-the-money options held by our Named Executive Officers as of January 18, 2006.

			Securities Underlying		Value of Unexercised
			Number of Unexercised		In-the-Money
			Options at Fiscal		Options at Fiscal
	Shares		Year-End(#)(1)		Year-End($)(2)
	Acquired on	Value
Name	Exercise(#)	Realized($)	(Exercisable)	(Unexercisable)	(Exercisable)	(Unexercisable)

David P. Stockert	4,000	27,520	272,664	283,336	2,304,039	2,535,901
Thomas D. Senkbeil	—	—	92,666	202,334	1,131,115	1,821,035
Thomas L. Wilkes	30,000	484,978	147,150	146,667	908,261	1,413,403
Christopher J. Papa	20,000	212,288	8,333	76,667	63,497	461,803
Sherry W. Cohen	45,565	572,040	137,267	92,502	618,803	987,023

(1)	Includes option grants made as of January 18, 2006, as they relate to performance for the fiscal year ended December 31, 2005.

(2)	Based on the closing price of $40.15 per share of common stock on January 18, 2006.
Long-Term Incentive Plan Table
      The following table sets forth awards made to the Named Executive Officers in 2005 under our shareholder value plan. The shareholder value plan gives participants the opportunity to receive a percentage of a target bonus for each performance period based on Post Properties’ total shareholder return in relation to the total shareholder return reported for such period in the NAREIT total return index for all equity REITs whose return is reported in such index. A performance period is a three calendar year period, and a target bonus will be set for each participant for each performance period. A percentage of a participant’s target bonus will be payable for a performance period under the plan’s standard benchmark rankings and related target bonus payment percentage only if our total shareholder return for a performance period ranks Post Properties in the top 50% of all equity REITs whose total shareholder return is reported in the NAREIT total return index for such period. Thus, the plan is intended to tie a participant’s bonus to Post Properties’ long-term performance relative to the long-term performance of other REITs in providing a total return to our shareholders.

			Estimated Future Payouts($)
		Performance
Name	Grant Date	Period	Threshold	Target	Maximum

David P. Stockert	1/18/06	3 years	—	85,000	255,000
Thomas D. Senkbeil	1/18/06	3 years	—	80,000	240,000
Thomas L. Wilkes	1/18/06	3 years	—	50,000	150,000
Christopher J. Papa	1/18/06	3 years	—	50,000	150,000
Sherry W. Cohen	1/18/06	3 years	—	35,000	105,000

Employment and Change of Control Agreements

Employment Agreements
      David P. Stockert. Mr. Stockert entered into an employment agreement with us in July 2003. The agreement was amended in December 2003. The current term of the agreement continues through July 17, 2008, but a new three-year term will renew on each anniversary of the date of the agreement unless terminated by either Mr. Stockert or the board of directors pursuant to the agreement’s notice and termination provisions.
      The agreement provides that Mr. Stockert will serve as our President and Chief Executive Officer and will receive a minimum base salary of $375,000. Effective January 1, 2006, his annual base salary is $390,000. He also is eligible to receive an annual bonus based on individual and corporate goals established by the Executive Compensation and Management Development Committee, incentive compensation in the form of options to purchase our common stock, an award of restricted stock and a target bonus under the shareholder value plan. The agreement also provides for participation in our employee benefit plans as well as various executive perquisites, including an automobile allowance, which are disclosed in the Summary Compensation Table.
      If the agreement is terminated by us without cause or by Mr. Stockert in certain circumstances, Mr. Stockert will continue to receive all cash compensation, other benefits under our benefit plans and any perquisites owed to him for the remaining term of the agreement as if he continued to be employed. In addition, any of Mr. Stockert’s unvested stock options, restricted stock and any bonus he is entitled to under the shareholder value plan shall vest on the date of termination to the extent that any such option, share of restricted stock, or bonus would have vested if Mr. Stockert had remained employed by the company through the term of the agreement, and each option shall remain exercisable until the earlier of (a) the expiration of the term of the option or (b) the date the option would have expired had his employment terminated at the end of the term of the agreement by us without cause or by Mr. Stockert in certain circumstances. Further, he will receive a payout equal to $100,000 for each year remaining under the term of the agreement to reduce the principal amount under one of his outstanding loans. Mr. Stockert will also receive an amount equal to 140% of the excess, if any, of the then principal and interest on his two loans (after taking into account the principal reduction from the payment described above) over the total market value of any shares of our common stock purchased with the proceeds of the loans.
      In the event of termination by us for cause, Mr. Stockert shall forfeit all compensation, perquisites and benefits provided in the agreement, and he will not vest in his options to purchase company stock or in his restricted stock.
      If a change of control occurs and Mr. Stockert’s employment is terminated by us without cause or by Mr. Stockert in certain circumstances during the three-year period following the change of control (the “protection period”) or if Mr. Stockert resigns during the 90-day period that starts on the first anniversary of the change of control for any or no reason, Mr. Stockert will, within 30 days of his termination, receive a lump sum payment equal to three times his then current cash compensation. In addition, any of his unvested stock options and restricted stock shall fully vest, and notwithstanding the terms of the stock options, the options shall remain exercisable for the remaining term of the options as if there had been no termination of employment. Mr. Stockert will also continue to receive coverage and benefits under the employee benefit plans for the remainder of the protection period. Mr. Stockert will, within 30 days of termination, receive a payment equal to $100,000 for each year remaining in the protection period to reduce the principal amount under one of Mr. Stockert’s outstanding loans. Mr. Stockert will also receive an amount equal to 140% of the excess, if any, of the then principal and interest on his two loans (after taking into account the principal reduction from the payment described above) over the total market value of any shares of our common stock purchased with the proceeds of the loans.
      Thomas D. Senkbeil. Mr. Senkbeil entered into an employment agreement with us in June 2003. The agreement was amended in August 2003 and December 2003. The current term of the agreement continues through June 1, 2008, but a new three-year term will renew on each anniversary of the date of the agreement unless terminated by either Mr. Senkbeil or the board of directors pursuant to the agreement’s notice and termination provisions.
      The agreement provides that Mr. Senkbeil will serve as our Executive Vice President and Chief Investment Officer and will receive a minimum base salary of $350,000. Effective January 1, 2006, his annual base salary is $365,000. He also is eligible to receive an annual bonus based on individual and corporate goals established by the Executive Compensation and Management Development Committee, incentive compensation in the form of options to purchase a target level of 50,000 shares of our common stock, subject to upward or downward adjustment, an award of restricted stock and a target bonus under the shareholder value plan which in total shall equal between $150,000 and $200,000. The agreement also provides for participation in our employee benefit plans as well as various executive perquisites, which are disclosed in the Summary Compensation Table.
      If the agreement is terminated by us without cause or by Mr. Senkbeil in certain circumstances, Mr. Senkbeil will continue to receive all cash compensation, other benefits under our benefit plans and any perquisites owed to him for the remaining term of the agreement as if he continued to be employed. In addition, any of Mr. Senkbeil’s unvested stock options, restricted stock and any bonus he is entitled to under the shareholder value plan shall vest on the date of termination to the extent that any such option, share of restricted stock, or bonus would have vested if Mr. Senkbeil had remained employed by the company through the term of the agreement, and each option shall remain exercisable until the earlier of (a) the expiration of the term of the option or (b) the date the option would have expired had his employment terminated at the end of the term of the agreement by us without cause or by Mr. Senkbeil in certain circumstances. Further, shares of restricted stock granted to Mr. Senkbeil on the initial date of the agreement shall vest so that no less than five-eighths of the total number of shares shall have vested on the date of Mr. Senkbeil’s termination.
      In the event of termination by us for cause, Mr. Senkbeil shall forfeit all compensation and benefits provided in the agreement, as amended and he will not vest in his options to purchase company stock or in his restricted stock.
      If a change of control occurs and Mr. Senkbeil’s employment is terminated by us without cause or by Mr. Senkbeil in certain circumstances during the three-year period following the change of control (the “protection period”) or Mr. Senkbeil resigns during the 90-day period that starts on the first anniversary of the change of control for any or no reason, Mr. Senkbeil will, within 30 days of his termination, receive a lump sum payment equal to three times his then current cash compensation. In addition, any of his unvested stock options and restricted stock shall fully vest, and notwithstanding the terms of the stock options the options shall remain exercisable for the remaining term of the options as if there had been no termination of employment. Mr. Senkbeil will also continue to receive coverage and benefits under the employee benefit plans for the remainder of the protection period.
      Christopher J. Papa. In December 2003, we entered into an employment agreement with Mr. Papa. On October 17, 2005 we entered into an amended and restated agreement with Mr. Papa. The agreement continues through October 17, 2006, but the term extends for one additional year on each anniversary of the date of the agreement unless terminated by either Mr. Papa or the board of directors pursuant to the agreement’s notice and termination provisions.

      The amended and restated agreement provides that Mr. Papa will serve as our Executive Vice President and Chief Financial Officer and will receive a minimum base salary of $300,000. Effective January 1, 2006, his annual base salary is $315,000. He also is eligible to receive an annual bonus based on individual and corporate goals established by the Executive Compensation and Management Development Committee, incentive compensation in the form of options to purchase shares of our common stock, an award of restricted stock and a target bonus under the shareholder value plan. The agreement also provides for participation in our employee benefit plans as well as various executive perquisites, including an automobile allowance, which are disclosed in the Summary Compensation Table.
      If the agreement is terminated by us without cause or by Mr. Papa in certain circumstances, Mr. Papa will continue to receive all cash compensation, other benefits under our benefit plans and any perquisites owed to him for the remaining term of the agreement as if he continued to be employed for a period of 18 months from the date of his termination. In addition, any of his unvested stock options, restricted stock and any bonus he is entitled to under the shareholder value plan shall vest on the date of termination to the extent that any such option, share of restricted stock, or bonus would have vested if Mr. Papa had remained employed by the company for a period of 18 months from the date of his termination. We will also pay Mr. Papa the earned but unpaid bonus which he would be eligible to receive for the days worked during the year of termination and 1.5 times his average annual bonus for the last three years.
      In the event of termination by us for cause, Mr. Papa shall forfeit all compensation, perquisites and benefits provided in the agreement, including any forfeitable restricted stock or unvested options to purchase common stock.
      If a change of control occurs and Mr. Papa’s employment is terminated by us without cause or by Mr. Papa in certain circumstances during the three-year period following the change of control (the “protection period”) or Mr. Papa resigns during the 90-day period that starts on the first anniversary of the change of control for any or no reason, Mr. Papa will, within 30 days of his termination, receive a lump sum payment equal to three times his then current cash compensation following the change of control. In addition, any of his unvested stock options and restricted stock shall fully vest, and notwithstanding the terms of the stock options the options shall remain exercisable for the remaining term of the options as if there had been no termination of employment. Mr. Papa will also continue to receive coverage and benefits under the employee benefit plans for the remainder of the protection period.
      Thomas L. Wilkes. On October 17, 2005, we entered into an employment agreement with Mr. Wilkes. The agreement continues through October 17, 2006, but the term will extend for one additional year on each anniversary date of the agreement unless terminated by either Mr. Wilkes or the board of directors pursuant to the agreement’s notice and termination provisions.
      The agreement provides that Mr. Wilkes will serve as our Executive Vice President and President of Post Apartment Management and will receive a minimum base salary of $320,000. Effective January 1, 2006, his annual base salary is $330,000. He is also eligible to receive an annual bonus, stock options, restricted stock and a target bonus under our shareholder value plan. The agreement also provides for participation in our employee benefit plans as well as various executive perquisites, which are disclosed in the Summary Compensation Table.
      If the agreement is terminated by us without cause or by Mr. Wilkes in certain circumstances, Mr. Wilkes will continue to receive all cash compensation, other benefits under our benefit plans and any perquisites owed to him for the remaining term of the agreement as if he continued to be employed for a period of 18 months from the date of his termination. In addition, any of his unvested stock options, restricted stock and any bonus that he is entitled to under our shareholder value plan shall vest on the date of termination to the extent that any such option, share of restricted stock, or bonus would have vested if Mr. Wilkes had remained employed by us for a period of 18 months from the date of his termination. We will also pay Mr. Wilkes the earned but unpaid bonus which he would be eligible to receive for the days worked during the year of termination and 1.5 times his average annual bonus for the last three years.
      In the event of termination by us for cause, Mr. Wilkes shall forfeit all compensation, perquisites and benefits provided in the agreement, including any forfeitable restricted stock or unvested stock options.
      The agreement incorporates and replaces Mr. Wilkes’s existing change of control agreement, which was described in our Proxy Statement for the 2005 annual shareholder’s meeting.
      If a change of control occurs and Mr. Wilkes’s employment is terminated by us without cause or by Mr. Wilkes in certain circumstances during the three year protection period or Mr. Wilkes resigns during the 90-day period that starts on the first anniversary of the change of control for any or no reason, Mr. Wilkes will, within 30 days of his termination, receive a lump sum payment equal to three times his then current cash compensation following the change of control. In addition, any of his unvested stock options and restricted stock shall fully vest, and notwithstanding the terms of the stock options the options shall remain exercisable for the remaining term of the options as if there had been no termination of employment. Mr. Wilkes will also continue to receive coverage and benefits under the employee benefit plans for the remainder of the protection period. Additionally, within 30 days of termination, Mr. Wilkes will receive an amount equal to 140% of the excess, if any, of the then principal and interest on his loans over the total market value of any shares of our common stock purchased with the proceeds of the loans.
      Sherry W. Cohen. On October 17, 2005, we entered into an employment agreement with Ms. Cohen. The agreement continues through October 17, 2006, but the term will extend for one additional year on each anniversary date of the agreement unless terminated by either Ms. Cohen or the board of directors pursuant to the agreement’s notice and termination provisions.
      The agreement provides that Ms. Cohen will serve as our Executive Vice President and Corporate Secretary and will receive a minimum base salary of $255,000. Effective January 1, 2006, her annual base salary is $265,000. She is also eligible to receive an annual bonus, stock options, restricted stock and a target bonus under our shareholder value plan. The agreement also provides for participation in our employee benefit plans as well as various executive perquisites, which are disclosed in the Summary Compensation Table.
      If the agreement is terminated by us without cause or by Ms. Cohen in certain circumstances, Ms. Cohen will continue to receive all cash compensation, other benefits under our benefit plans and any perquisites owed to her for the remaining term of the agreement as if she continued to be employed for a period of 18 months from the date of her termination. In addition, any of her unvested stock options, restricted stock and any bonus that she is entitled to under our shareholder value plan shall vest on the date of termination to the extent that any such option, share of restricted stock, or bonus would have vested if Ms. Cohen had remained employed by us for a period of 18 months from the date of her termination. We will also pay Ms. Cohen the earned but unpaid bonus which she would be eligible to receive for the days worked during the year of termination and 1.5 times her average annual bonus for the last three years.
      In the event of termination by us for cause, Ms. Cohen shall forfeit all compensation, perquisites and benefits provided in the agreement, including any forfeitable restricted stock or unvested stock options.

      The agreement incorporates and replaces Ms. Cohen’s existing change of control agreement, which was described in our Proxy Statement for the 2005 annual shareholder’s meeting.
      If a change of control occurs and Ms. Cohen’s employment is terminated by us without cause or by Ms. Cohen in certain circumstances during the two-year protection period or Ms. Cohen resigns during the 90-day period that starts on the first anniversary of the change of control for any or no reason, Ms. Cohen will, within 30 days of her termination, receive a lump sum payment equal to two times her then current cash compensation following the change of control. In addition, any of her unvested stock options and restricted stock shall fully vest, and notwithstanding the terms of the stock options the options shall remain exercisable for the remaining term of the options as if there had been no termination of employment. Ms. Cohen will also continue to receive coverage and benefits under the employee benefit plans for the remainder of the protection period.

Definitions and Other Provisions of the Agreements
      Under the agreements described above, a change of control is defined as:

•	any change which is required to be reported in a Proxy Statement,

•	a person becoming a beneficial owner of 45% or more of the combined voting power of our then outstanding securities for the election of directors,

•	the members of our board of directors at the beginning of any period of two consecutive years or less cease for any reason to constitute a majority of our board of directors unless their successors were approved by at least two-thirds of the members of our board at the beginning of such period,

•	the approval by our shareholders of a reorganization, merger, consolidation or share exchange which results in our common stock being converted or changed into securities of another non-Post affiliated organization,

•	any dissolution or liquidation of Post Properties or the sale or disposition of 50% or more of our assets or business, or

•	the approval by our shareholders of any reorganization, merger, consolidation or share exchange with another corporation that would cause existing shareholders of Post Properties to hold less than 60% of the outstanding shares of common stock of the surviving entity.
      A change of control is “effective” under these agreements on the date of the closing of the transaction which effects the change of control or, if there is no such closing, on the date the change of control is reported to the SEC.
      Mr. Stockert, Mr. Senkbeil, Mr. Papa, Mr. Wilkes and Ms. Cohen also will be eligible to receive such benefits if we terminate their employment without “cause” or they resign for good reason during the 60-day period leading up to the date of a change of control.
      If Mr. Stockert, Mr. Senkbeil, Mr. Papa, Mr. Wilkes or Ms. Cohen would be subject to a “golden parachute” excise tax as a result of the benefits called for under his or her change of control agreement, he or she agrees to waive his or her right to up to $25,000 of such benefits in order to eliminate such tax. However, if such a waiver would fail to eliminate such tax, no waiver shall be required, and we will make payments to the executive sufficient to pay such excise tax, any additional federal, state and local taxes due as a result of such payment of excise taxes and any interest assessed by the Internal Revenue Service related to such excise tax payments.

      As part of the employment agreements, our Named Executive Officers further agree to protect our trade secrets for so long as such information remains a trade secret, to protect any confidential or proprietary information for the one year period following his or her termination of employment and to refrain from soliciting our customers and our employees for the two year period following his or her termination of employment.
Compensation Committee Interlocks and Insider Participation
      During 2005, Messrs. Deriso, French and Rice and Ms. Thayer served as members of the Executive Compensation and Management Development Committee. During 2005:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on Post Properties’ Executive Compensation and Management Development Committee,

•	no member of the Executive Compensation and Management Development Committee was an officer or employee of Post Properties or any of its subsidiaries,

•	no member of the Executive Compensation and Management Development Committee entered into any transaction with Post Properties in which the amount involved exceeded $60,000,

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on Post Properties’ Executive Compensation and Management Development Committee, and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on Post Properties’ board.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Insider Loans
      In November 1999, our board of directors approved a Senior Management Stock Ownership Program. The executive officers were expected to use the proceeds of the loans to purchase shares of our common stock. However, none of the loans made under our Senior Management Stock Ownership Program are collateralized with the stock purchased with the loan proceeds. Pursuant to this program, in December 1999, we made a loan to the executive officer in the principal amount set forth below. The original amount of the loan and the outstanding balance as of March 1, 2006 is as follows:

		Outstanding
Senior Officer	Amount of Loan	Balance

Thomas L. Wilkes	$500,000	$500,000
      In addition, during 2005, Sherry W. Cohen had an outstanding loan of $500,000 that was made to her in December 1999. Ms. Cohen has repaid the outstanding balance of such loan in full.

      In June 2001 and August 2001, we made additional loans to executive officers pursuant to the Senior Management Stock Ownership Program in the principal amounts set forth below. The original amounts of the loans and the outstanding balances as of March 1, 2006 are as follows:

		Outstanding
Senior Officer	Amount of Loan	Balance

David P. Stockert	$1,000,000	$1,000,000
Thomas L. Wilkes	250,000	250,000
      In May 2001, we made an additional loan to the executive officer outside of our Senior Management Stock Ownership Program, in order to allow him to purchase shares of our common stock in the principal amount set forth below. This loan is not collateralized by the stock purchased with the loan proceeds. The original principal amount and the outstanding balance for such loan as of March 1, 2006 is as follows:

		Outstanding
Senior Officer	Amount of Loan	Balance

David P. Stockert	$1,000,000	$500,000
      In addition, during 2005, Thomas L. Wilkes had an outstanding loan that was made to him in May 2001 in the principal amount of $200,000. As of January 2006, the outstanding balance of the loan of $40,000 was forgiven.
      In connection with the May 2001 loans, we entered into agreements to forgive the loans of Messrs. Stockert and Wilkes in installments equal to the following amounts each year:

Amount of
Senior Officer	Loan Forgiveness

David P. Stockert	$100,000
Thomas L. Wilkes	40,000
      All of the loans described above bear interest at 6.32%. Interest is payable quarterly and the loans are due in full on the earlier of (1) the tenth anniversary of the date of the note or (2) 30 days after the employee ceases for any reason to be an employee of Post Properties. The outstanding balance for the loans described above excludes accrued interest.
      The agreements were entered into with these Named Executive Officers prior to July 30, 2002, the date the Sarbanes-Oxley Act of 2002 was enacted. The outstanding balances as of March 1, 2006 reflect the amounts we forgave during the year ended December 31, 2005.
Other Relationships
      Pursuant to provisions of our bylaws and director and officer indemnification agreements, we advanced legal fees incurred by certain members of our board of directors and executive officers in connection with derivative and direct litigation described in our annual report on Form 10-K for the year ended December 31, 2005.
      Herschel M. Bloom, one of our directors, is a partner in the law firm of King & Spalding LLP. King & Spalding LLP provided legal services to us during fiscal 2005. Fees for these legal services represented less than 5% of King & Spalding’s revenues during fiscal 2005.

REPORT ON EXECUTIVE COMPENSATION
      The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference.
      The Executive Compensation and Management Development Committee is comprised of four independent, non-employee directors. It is the committee’s responsibility to:

•	annually review and approve the company’s goals and objectives for executive compensation,

•	annually review and approve for the senior executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites,

•	review and approve employment agreements, severance arrangements and change of control agreements for the senior executive officers, as appropriate,

•	make recommendations and reports to the board of directors concerning matters of executive compensation,

•	administer our executive incentive plans, and

•	review compensation plans, programs and policies.
      In performing these duties, the committee considers recommendations from management along with other factors. The committee has available an independent executive compensation consultant as well as access to an extensive compensation database. In 2003, the committee adopted a committee charter, which is available on the company’s website at www.postproperties.com by clicking on the Corporate Information link, followed by the Corporate Governance link and then the Executive Compensation and Management Development Committee Charter link.
The Philosophy of the Executive Compensation and Management Development Committee
      The committee’s philosophy on establishing executive compensation programs is to:

•	foster a high performance culture that motivates and retains high-performing executives,

•	focus the compensation program on achieving our strategic objectives and enhancing shareholder value,

•	be performance driven,

•	orient total compensation more toward incentive pay components rather than base salary, and

•	structure competitive compensation packages to attract and retain executives.
      In 2005, our compensation philosophy for senior executives focused primarily on (1) setting total compensation targeted at the market median of peer group REITs and (2) rewarding achievement of individual and corporate goals.
      In 2006, our annual cash incentive plan will continue to reinforce our pay-for-performance philosophy. Annual incentive opportunities will continue to be targeted at the market median for comparable REITs. Actual incentive payouts will be determined based on a combination of corporate, business unit and individual performance.
      As further explained below in the section entitled “Annual Cash Incentive Plan,” performance will have a prominent role in determining annual cash incentive payouts, particularly for senior corporate executives.
      Performance will be judged based on our operating results versus internally established goals, our annual budget and the objectives set forth in our strategic plan. The committee believes this approach is more clearly aligned with the committee’s objective of being performance driven and closely linking compensation to enhancing shareholder value.
      For employees with significant business unit responsibilities, a substantial portion of the annual incentive compensation will be earned based on achieving predetermined operational and financial goals. Specific goals have been established for all of our operating units.
Components of Executive Compensation
      The basic components of executive compensation are:

•	base salary,

•	annual cash incentives, and

•	long-term incentives.
Base Salary Program
      The purpose of the base salary program is to create a secure base of cash compensation that is competitive with the salaries of executives at peer group REITs. Base salary levels are determined based on the committee’s assessment of competitive market practices, individual performance over time and each individual’s role and responsibilities in the organization.
      In setting base salaries, we have reviewed compensation data of comparable REITs provided by an independent third-party compensation consultant. In addition, in some cases, base salaries are also the product of employment agreement terms agreed to through arm’s length negotiations in connection with recruiting or retaining a senior executive. Our base salaries for executive officers are competitive with market median practices of other multifamily REITs and comparably sized non-multifamily REITs. The committee believes that future base salary level increases will continue to be influenced by the compensation levels of executives at peer group REITs and our performance relative to the peer group. For 2006, we raised base salaries for our executive officers an average of 3.64%.
      Base salaries do not follow a preset schedule or formula and may be raised only at the committee’s discretion. Annual salary increases for executive officers take into account the individual’s performance, the company’s overall financial performance and changes in the competitive marketplace. The committee considers a number of factors when evaluating individual performance. They include the executive’s contribution to:

•	generating favorable financial performance,

•	achieving the objectives set forth in our strategic plan,

•	promoting our values,

•	improving product and service quality,

•	developing strong relationships with residents, suppliers and employees, and

•	demonstrating leadership abilities.
Annual Cash Incentive Plan
      The purpose of the annual cash incentive plan is to provide at-risk cash compensation contingent upon achieving annual business and individual objectives. Our annual incentive plan promotes our pay-for-performance philosophy by communicating specific annual corporate and individual business unit performance goals, based on our strategic plan, and rewarding senior management for achieving those goals. The plan is structured to foster teamwork among the executive officers, to focus efforts on corporate results that directly impact shareholders and to link individual performance to our strategic plan.
      In 2005, one of the corporate performance measures was our operating performance compared to internal budgets and financial goals. The committee concluded that the company’s 2005 financial performance exceeded the internal benchmarks set at the beginning of 2005. The committee was also pleased with management’s continued efforts to strengthen the company’s balance sheet and re-balance its real estate portfolio. In assessing annual cash incentives, the committee also focused on the performance of the company’s common stock and the achievement of individual goals, leadership and personal growth.
      Target awards are established at the start of the year. Actual payouts vary above or below target based on the performance level achieved. Cash bonuses paid to our Named Executive Officers for 2005 are described in this Proxy Statement under the caption “Executive Compensation — Summary Compensation Table.”
Long-Term Incentive Plan
      The purpose of the long-term incentive plan is primarily to align executive compensation more closely with shareholder interests, such as long-term company performance and stock price appreciation. In 2003, our board of directors and shareholders adopted the 2003 incentive stock plan. Under this plan, the committee may grant stock options and stock appreciation rights and make restricted stock grants to our key employees and to our outside directors. Initially, there were 4 million shares of our common stock reserved for issuance pursuant to grants made under this plan.
      In January 2006, the committee granted 32,654 shares of restricted stock and stock options to purchase 240,500 shares of common stock under this plan to senior executive officers and middle management for 2005 performance.
Shareholder Value Plan
      In 2002, our board of directors and shareholders adopted our shareholder value plan. The plan is intended to tie a participant’s bonus to Post Properties’ long term performance relative to the long term performance of other REITs with respect to providing a total return to our shareholders.
      Under the plan, participants have the opportunity to receive a percentage of his or her target bonus for each performance period based on Post Properties’ total shareholder return in relation to the total shareholder return reported for such period in the NAREIT total return index for all equity REITs whose return is reported in such index. A performance period is a three calendar year period, and a target bonus will be set for each participant for each performance period. A percentage of a participant’s target bonus will be payable for a performance period under the plan’s standard benchmark rankings and related target bonus payment percentage only if our total shareholder return for a performance period ranks Post Properties in the top 50% of all equity REITs whose total shareholder return is reported in the NAREIT total return index for such period. The target bonuses for each of our Named Executive Officers for 2005 are described in this Proxy Statement under the caption “Executive Compensation — Long-Term Incentive Plan Table.”
      The first three year performance period ended on December 31, 2004. No bonuses were paid for the first performance period because shareholder return targets were not achieved. The second three year performance period ended on December 31, 2005. Shareholder return targets were achieved, and bonuses were paid to eligible executive officers at 90% of the target award. The amounts paid to the Named Executive Officers are listed under the LTIP Payouts column under the caption “Executive Compensation — Summary Compensation Table.”
Chief Executive Officer Compensation
      For 2005, Mr. Stockert received compensation including a base salary of $380,000, a cash bonus of $250,000, options to purchase 60,000 shares of common stock vesting over three years and 4,981 shares of restricted stock (valued at $200,000) vesting over three years. Mr. Stockert’s bonus reflects the committee’s support of Mr. Stockert’s performance and leadership during 2005. In particular, the committee rewarded Mr. Stockert during 2005 for his efforts in delivering on and continuing to execute Post’s six-part strategic plan to reinvigorate our business, strengthen our balance sheet and drive improved financial performance. Under Mr. Stockert’s leadership in 2005, the total return of Post common stock, including reinvested dividends, outpaced the average returns of the S&P 500 and the NAREIT Equity REIT Index, and our corporate governance ratings as well as our resident and associate satisfaction levels exceed third party industry benchmarks.
Policy with Respect to the $1 Million Deduction Limit
      Under Section 162(m) of the Internal Revenue Code, certain limits are placed on the tax deductibility of compensation paid to the chief executive officer and the four most highly compensated executives unless the compensation meets the requirement for “performance-based compensation” as set forth in the tax law and the related regulations.
      In 2005, the company may be subject to a limitation on the tax deductibility of certain executive compensation. This is principally due to the inclusion of compensation related to long-term incentive plans that do not meet the technical requirements of “performance-based” compensation under the tax law and related regulations.
      In this regard, our committee continues to recognize the need to maintain flexibility in establishing compensation plans and arrangements for the company’s executive officers in order to achieve various company objectives. Furthermore, our committee continues to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. Our committee will continue to use its best judgment when adopting any plan or compensation arrangement by taking into account all factors, including the materiality of any deductions that might be lost as well as the broader interests to be served by paying competitive compensation.
By the Executive Compensation and Management Development Committee:
Charles E. Rice, Chairman
Walter M. Deriso, Jr.
Russell R. French
Stella F. Thayer

AUDIT COMMITTEE REPORT
      The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.
      The Audit Committee is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), our independent registered public accounting firm for fiscal year 2005, the scope and results of their audit engagement. In connection with the audit for the year ended December 31, 2005, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of Post Properties and Post Apartment Homes to be included in our Annual Report on Form 10-K for the year ended December 31, 2005;

•	discussed with PricewaterhouseCoopers the matters required by Statement of Accounting Standards No. 61, as amended; and

•	received from and discussed with PricewaterhouseCoopers the communications required by Independence Standards Board Standard No. 1 regarding their independence.
      Management is primarily responsible for Post Properties’ financial reporting process (including its system of internal control) and for the preparation of the consolidated financial statements of Post Properties and Post Apartment Homes in accordance with generally accepted accounting principles (“GAAP”). PricewaterhouseCoopers is responsible for auditing those financial statements and issuing an opinion on whether the audited financial statements conform with GAAP. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of PricewaterhouseCoopers included in their report to the financial statements of Post Properties and Post Apartment Homes.
      Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
By the Audit Committee:
Russell R. French, Chairman
Walter M. Deriso, Jr.
Charles E. Rice
Stella F. Thayer

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES
      PricewaterhouseCoopers was appointed as our independent registered public accounting firm for the fiscal years ended December 31, 2005 and December 31, 2004.
Audit Fees
      PricewaterhouseCoopers billed us aggregate audit fees and expenses of approximately $679,797 and $828,452, respectively, for fiscal years 2005 and 2004. Of these audit fees, $285,597 and $290,000, respectively, related to the audits of the annual financial statements of Post Properties and Post Apartment Homes, $75,000 and $92,194, respectively, related to reviews of the quarterly financial statements of Post Properties and Post Apartment Homes, $290,000 and $384,275, respectively, related to the audits of management’s assessment of the effectiveness of internal control over financial reporting of Post Properties and Post Apartment Homes and $29,200 and $61,983, respectively, related to other attest services rendered in connection with a securities offering of Post Apartment Homes in fiscal years 2005 and 2004, respectively.
Audit-Related Fees
      PricewaterhouseCoopers billed us approximately $155,606 and $96,930, respectively, for fiscal years 2005 and 2004 for audit-related fees. The fees incurred were principally related to separate joint venture audits, other statutory audits and accounting advisory services.
Tax Fees
      PricewaterhouseCoopers billed us approximately $390,654 and $566,656, respectively, for fiscal years 2005 and 2004 for tax services. Of these fees, $301,041 and $276,965 related to tax preparation and compliance and $89,613 and $289,691 related to tax planning and advice in fiscal years 2005 and 2004, respectively.
All Other Fees
      PricewaterhouseCoopers did not perform any services other than the services described above under Audit Fees, Audit-Related Fees and Tax Fees for fiscal years 2005 and 2004.
Pre-Approval of Audit and Permissible Non-Audit Services
      In December 2004, the Audit Committee established a policy requiring its pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The policy was reviewed and updated in December 2005. The policy gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for certain services on an annual basis. Pursuant to the policy and the Audit Committee Charter, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of other non-audit services between Audit Committee meetings; provided, however, that the Chairman must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.
      None of the services provided by our independent registered public accounting firm for 2005 and 2004 that were approved by the Audit Committee made use of the de minimus exception to pre-approval set forth in applicable rules of the SEC.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      PricewaterhouseCoopers audited our consolidated financial statements for the years ended December 31, 2005 and December 31, 2004. On March 10, 2006, the Audit Committee determined not to renew the engagement of PricewaterhouseCoopers, effective following PricewaterhouseCoopers’ completion of procedures on March 15, 2006 regarding our consolidated financial statements as of and for the year ended December 31, 2005 and the Form 10-K in which such financial statements were included.
      On March 10, 2006, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accountants. This determination followed the Audit Committee’s decision to seek proposals from independent registered public accountants to audit our financial statements for the year ending December 31, 2006. During the years ended December 31, 2005 and 2004 and through March 15, 2006, we did not consult with Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a disagreement or a reportable event as defined in Item 304(a) of Regulation S-K.
      During the years ended December 31, 2005 and 2004 and through March 15, 2006, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused such firm to make reference thereto in its reports for such years.
      During the years ended December 31, 2005 and 2004 and through March 15, 2006, there were no reportable events described under Item 304(a)(1)(v) of Regulation S-K.
      The reports of PricewaterhouseCoopers on our consolidated financial statements for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle. We have provided PricewaterhouseCoopers with a copy of the foregoing disclosures. A copy of PricewaterhouseCooper’s March 15, 2006 letter stating that it agreed with our statements was included as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on March 15, 2006.
      Representatives of PricewaterhouseCoopers are expected to be present at the meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      Our Audit Committee has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the year ending December 31, 2006 and to prepare a report on this audit. A representative of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareholders.
      We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on the company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the board of directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the board, at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.
The Board of Directors recommends a vote FOR the ratification of the independent registered public accountants.

SHAREHOLDER RETURN PERFORMANCE GRAPH
      The following shareholder return performance graph compares our performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts (“NAREIT”). The shareholder return performance graph assumes an investment of $100 in Post Properties and in the two indexes on December 31, 2000 and further assumes the reinvestment of all dividends. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. Shareholder return performance presented for the period from December 31, 2000 through December 31, 2005 is not necessarily indicative of future results.

	Dollar Value of $100 Investment at December 31,

	2000	2001	2002	2003	2004	2005

Post Properties Common Stock	100.00	102.69	76.63	97.12	129.15	157.27

NAREIT Equity REIT Index	100.00	113.93	118.29	162.21	213.43	239.39

S&P 500 Index	100.00	88.11	68.64	88.33	97.94	102.75

      The stock price performance graph does not constitute soliciting material and should not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

PROPOSAL 3 — SHAREHOLDER PROPOSAL
      The following proposal was submitted by a shareholder. If the shareholder proponent, or a representative who is qualified under state law, is present and submits such proposal for a vote, then the proposal will be voted upon at the annual meeting.
      The Massachusetts State Carpenters Fund, the beneficial owner of 2,930 shares of our common stock, has submitted this proposal for consideration and presentation at our 2006 annual meeting of shareholders. The Fund’s address is 350 Fordham Road, Wilmington, Massachusetts 01887. In accordance with SEC regulations, we include the shareholder proposal plus any supporting statement exactly as submitted by the proponent.
Director Election Majority Vote Standard Proposal
      Resolved: That the shareholders of Post Properties, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
      Supporting Statement: Our Company is incorporated in Georgia. Among other issues, Georgia corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Georgia law provides that unless a company’s articles of incorporation provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (Georgia Business Corporation Code, 14-2-728.a.)
      Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
      We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election process can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.
      Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.
      Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of direct or nominees exceeds the available board seats.
      We urge your support for this important director election reform.

Company Response to Proposal 3
      The board of directors has carefully considered the proposal and for the reasons described below does not believe that it is in the best interests of our company and our shareholders to amend our articles of incorporation to provide for the election of directors by a majority of the votes cast.
      In 2004, we declassified our board of directors, and we currently elect all of our directors each year by a plurality voting standard. Under plurality voting, which is the predominant voting standard for public companies incorporated in Georgia and among all U.S. public companies, nominees who receive the most affirmative votes are elected to the board. The plurality standard has served us well for many years. In fact, in no instance can it be found that plurality voting prevented our shareholders from either electing the directors they wanted to elect or otherwise expressing their dissatisfaction with any particular director or the board as a whole.
      We are committed to strong corporate governance policies and practices, and believe that this commitment is important to shareholders to ensure that Post Properties is governed and managed with the highest standards of responsibility, ethics and integrity. As part of that commitment, the board has adopted a Policy on Majority Voting, included as Annex A to this Proxy Statement. Under this policy, in an uncontested election of directors, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation and, within 45 days following the date of the shareholders’ meeting at which the election occurred, make a recommendation to the board concerning the acceptance or rejection of the resignation. In determining its recommendation to the board, the Nominating and Corporate Governance Committee will consider all factors deemed relevant, including the stated reason or reasons why shareholders who cast withhold votes for the director did so, the qualifications of the director, and whether the director’s resignation from the board would be in the best interests of our company and our shareholders. Under the policy, the board is required to take formal action on the recommendation no later than 75 days following the date of the shareholders’ meeting, and will publicly disclose the board’s decision within four business days after the decision is made.
      The proposal does not address the negative and unknown consequences of instituting a majority vote system at this time. For example, the proposal does not address what would occur if no candidate receives the requisite majority vote or how or when we would fill any vacancy resulting from a candidate not receiving the requisite majority vote. Also, any vacancies resulting from the adoption of a majority vote standard could leave us unable to meet NYSE listing requirements relating to the independence and financial literacy of directors, or SEC requirements relating to audit committee financial experts.
      Further, Georgia law provides that despite the expiration of a director’s term, a director continues to serve until his or her successor is elected and qualified or until there is a decrease in the number of directors. This is called the “hold over” rule. Under the proposal, an incumbent director who does not receive a majority of the votes cast would continue to remain in office until such person’s successor was elected and qualified, absent resignation or removal from the board. We believe that this “hold over” situation would not reflect the views of shareholders who have chosen to exercise their right to vote for the directors of their choice at the annual meeting. However, under the policy adopted by our board, a director that does not receive a greater number of votes cast for than votes withheld must submit his or her resignation to the board.

      Finally, the proposal, unlike the board’s policy, does not distinguish between contested and uncontested board elections. In the event that an election of directors were to be contested, as was the case in 2003, the proposal could make it more difficult for any nominees (including opposition nominees) to be elected and, in such event, under the “hold over” rule the incumbent directors would continue in office until the next election.
      We believe that an amendment to our articles of incorporation or bylaws to institute majority voting with its negative and unknown consequences would be undesirable at this time. A majority voting standard is currently being considered and evaluated by governmental authorities, legal scholars and other experts, corporations and investors in an effort to determine whether adoption of the standard for U.S. public companies is a worthy and workable goal. No consensus has yet emerged on this issue. The board is monitoring these discussions and, if appropriate and in the best interest of our shareholders, will take further action to maintain its commitment to high standards of corporate governance. Finally, we believe that the quality of our directors has a far greater impact on our governance than the voting standard used to elect them.
      For these reasons, we believe that the policy adopted by our board is preferable to an amendment to the articles of incorporation and preserves the greatest degree of flexibility for future determinations by the board as we continue to monitor developments concerning plurality and majority voting. Our board therefore recommends that shareholders vote against the proposal.
The Board of Directors recommends a vote AGAINST the approval of the shareholder proposal.

EQUITY COMPENSATION PLAN INFORMATION
      The following table presents information as of December 31, 2005 about our common stock that may be issued upon the exercise of options, warrants and rights under our 1993 employee stock plan, 2003 incentive stock plan and 2002 shareholder value plan.

			(c)
		(b)	Number of Securities
	(a)	Weighted Average	Remaining Available for
	Number of Securities to	Exercise Price of	Future Issuance under Equity
	be Issued upon Exercise	Outstanding Options,	Compensation Plans
	of Outstanding Options,	Warrants and	(Excluding Securities Reflected
Plan Category	Warrants and Rights(#)	Rights($)	in Column (a))(#)

Equity compensation plans approved by security holders 1993 Employee Stock Plan	2,384,557	36.00	—
2003 Incentive Stock Plan	1,149,621	28.32	2,485,779
2002 Shareholder Value Plan	—	—	200,000

Total	3,534,178	33.50	2,685,779
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	3,534,178	33.50	2,685,779

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC certain reports with respect to each such person’s beneficial ownership of our equity securities. Stella F. Thayer’s Form 3 and a Form 4 were filed late due to an administrative error. Based solely upon a review of copies of reports and certain representations of our executive officers and directors, except as disclosed above, all such persons have complied with the applicable reporting requirements.
Shareholder Proposals
      To be eligible to include a shareholder proposal in our proxy statement for the 2007 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal on or before December 8, 2006.
      Under our bylaws, a shareholder is eligible to submit a shareholder proposal outside the processes of Rule 14a-8 if the shareholder is (1) of record based on the record date for determining shareholders entitled to vote at the annual meeting and (2) of record on the date the shareholder gives notice of the proposal to us. The shareholder also must provide timely notice of the proposal to us. To be timely under our bylaws, we must receive advance notice of the proposal by February 17, 2007 (90 days before May 18, 2007, the anniversary of our 2006 annual meeting) but not before January 18, 2007 (120 days before May 18, 2007, the anniversary of our 2006 annual meeting). Any shareholder proposal notice must comply with the provisions specified in our bylaws. In addition, in order for proposals submitted outside the processes of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by February 17, 2007.

      Shareholder proposals should be sent to:

Post Properties, Inc.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
Attention: Corporate Secretary
Householding
      As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. Upon oral or written request, we will promptly deliver a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.
      Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact us to request multiple copies in the future, and shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact us to request a single copy in the future. All such requests should be directed to our Corporate Secretary by mail to Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia, 30327-3057, or by phone at (404) 846-5000.
      The board of directors knows of no other matters to be brought before the annual meeting.

By Order of the Board of Directors,

Sherry W. Cohen
Executive Vice President and Secretary
Atlanta, Georgia
April 7, 2006

APPENDIX A
POST PROPERTIES INC.
POLICY ON MAJORITY VOTING
      In an uncontested election of Directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee (the “Committee”). As used in this Policy, an “uncontested election of Directors” is an election in which the only nominees are persons nominated by the Board of Directors.
      The Committee will consider such tendered resignation and, within 45 days following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the Director did so, the qualifications of the Director (including, for example, whether the Director serves on the audit committee of the Board as an “audit committee financial expert” and whether there are one or more other Directors qualified, eligible and available to serve on the audit committee in such capacity), and whether the Director’s resignation from the Board would be in the best interests of the Company and its shareholders.
      The Committee also will consider a range of possible alternatives concerning the Director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the “withheld” votes.
      The Board will take formal action on the Committee’s recommendation no later than 75 days following the date of the shareholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the Board deems relevant.
      Following the Board’s decision on the Committee’s recommendation, the Company, within four business days after such decision is made, will publicly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with a full explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.
      No Director who, in accordance with this Policy, is required to tender his or her resignation, shall participate in the Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a Director. If a majority of the members of the Committee received a greater number of votes “withheld” from their election than votes “for” their election, then the independent Directors then serving on the Board who received a greater number of votes “for” their election than votes “withheld” from their election, and the Directors, if any, who were not standing for election, will appoint an ad hoc Board committee from

A-1

amongst themselves (the “Ad Hoc Committee”), consisting of such number of Directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the Board with respect to the tendered resignations. The Ad Hoc Committee shall serve in place of the Committee and perform the Committee’s duties for purposes of this Policy. Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but fewer than three Directors would be eligible to serve on it, the entire Board (other than the Director whose resignation is being considered) will make the determination to accept or reject the tendered resignation without any recommendation from the Committee and without the creation of an Ad Hoc Committee.
      This Policy, as it may from time to time be amended, will be summarized or included in the Company’s proxy statement for each meeting of shareholders (annual or special) at which directors are to be elected.

A-2

APPENDIX B
POST PROPERTIES, INC.
DIRECTOR INDEPENDENCE STANDARDS
      The Company’s goal is that at least a majority of the Board of Directors will be independent. Each year, the Board will affirmatively determine whether a director is “independent” and will disclose these determinations in its annual proxy statement.
      A director will not be considered independent if:

a) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company or any of its affiliates;

b) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company or any of its affiliates, other than excluded compensation;

c) (1) the director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s or any of its affiliates’ audit within that time;

d) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s or any of its affiliates’ present executive officers at the same time serves or served on that company’s compensation committee;

e) the director is a current employee, or an immediate family member is a current executive officer, of any organization that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues (such payments and consolidated gross revenues to be measured based on reported figures for the last completed fiscal year); and

f) the Company would be required to include disclosure in its annual proxy statement for such director pursuant to Item 404 of Regulation S-K (excluding Items 404(b)(4), 404(b)(5) and 404(b)(6) of Regulation S-K).

B-1

      Notwithstanding the foregoing, if the Board affirmatively determines that a director who does not meet the standards in subsection (f) is nevertheless independent, the Board will disclose a specific explanation of its determination in the Company’s annual proxy statement.
      For purposes of these guidelines, the terms:

•	“affiliate” means any entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of that entity;

•	“excluded compensation” means director and committee fees (including fees paid to the Chairman of the Board of Directors and the chairman of any committee of the Board of Directors) and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service; and

•	“immediate family” has the meaning set forth in Rule 303A.02 of the New York Stock Exchange, as amended from time to time.

B-2

POST PROPERTIES, INC.
Voter Control Number
Annual Meeting Proxy Card
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.

01 - Robert C. Goddard, III	02 - David P. Stockert	03 - Herschel M. Bloom	04 - Douglas Crocker II	05 - Walter M. Deriso, Jr.

06 - Russell R. French	07 - Nicholas B. Paumgarten	08 - Charles E. Rice	09 - Stella F. Thayer	10 - Ronald de Waal

☐ For All Nominees	☐ Withhold From All Nominees	☐ For All Except	–	To withhold a vote from a specific nominee(s), mark this box and the box below that corresponds to the number for the nominee(s) in the list above.

01 — ☐	02 — ☐	03 — ☐	04 — ☐	05 — ☐

06 — ☐	07 — ☐	08 — ☐	09 — ☐	10 — ☐
Issues
The Board of Directors recommends a vote FOR Proposal 2.

		For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accountants for 2006.	☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 3.

		For	Against	Abstain
3.	To act upon a shareholder proposal relating to voting standards in the election of directors.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Authorized Signatures -- Sign Here -- This section must be completed for your instructions to be executed.
Please sign exactly as your name or names appear hereon. For more than one owner, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If submitted by a partnership, please sign in the partnership’s name by an authorized person.

Signature:	Signature:	Date:

Proxy -- Post Properties, Inc.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 18, 2006
The undersigned hereby appoints David P. Stockert and Sherry W. Cohen, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Post Properties, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders, or at any adjournment or postponement thereof. The Annual Meeting will be held on Thursday, May 18, 2006, at 9:00 a.m., local time, at The Lyceum, 201 S. Washington Street, Alexandria, Virginia 22314. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and will vote on the matters described in both and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE,
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED,
THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

INTERNET ACCESS IS HERE!
Post Properties, Inc. is pleased to announce that registered shareholders now have an innovative and secure means of accessing and managing their registered accounts on-line. Please note this excludes participants in the 401(k) Plan, as Computershare Trust Company does not administer the Plan. This easy-to-use service is only a click away at:
http://www.computershare.com/equiserve
In order to access your account and request your temporary password (or PIN), you will need your Social Security number and Issue ID (3714). Please click on the “Establish or recover access to your account” tab and follow the instructions and a temporary password will be mailed to your address of record. If you have any questions about using this service, please contact us at:
1-800-633-4236
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet

•	Call toll free 1-800-652 VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMUPTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instruction provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions
If you vote by telephone or Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or Internet must be received by 1:00 a.m., Central Time, on May 18, 2006.
THANK YOU FOR VOTING